Exhibit 99.2

Trex Company

Third Quarter 2019 Earnings Conference Call

Monday, October 28, 2019, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Jim Cline - President and Chief Executive Officer

Bryan Fairbanks - Executive Vice President, Chief Financial Officer

Bill Gupp. - Senior Vice President, General Counsel and Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Third Quarter 2019 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, that this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are, Jim Cline, President and Chief Executive Officer, and Bryan Fairbanks, Executive Vice President and Chief Financial Officer. Joining Jim and Bryan is Bill Gupp, Senior Vice President, General Counsel and Secretary as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the third quarter of 2019. This release is available on the company’s website. And this conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill?

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws.

These statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 act filings with the SEC. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Jim Cline.

Jim Cline

Thank you, Bill, and thank you all for joining our call this evening to review our third quarter performance and business outlook. I am pleased to report that we continued to experience strong market conditions in the third quarter.

The repair and remodeling sector for outdoor living remains on a positive trajectory and continues to expand. The demand for Trex Residential decking products remains robust, reflecting their appealing aesthetics and performance as well as the value proposition that our brand represents.

Net sales increased 17% year-on-year with residential up 24%. We achieved a strong performance despite customer delays of commercial orders to future quarters and delayed shipment of produced residential orders that caused third quarter consolidated sales to be below our expectations.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

This was a very positive quarter for Trex both in terms of financial performance and the progress we’ve made on our production output. Start-up costs associated with our new Enhance Basics and Natural products are largely behind us.

Additionally, improved manufacturing throughput at both our Winchester and Fernley facility along with added capacity at Fernley has increased our ability to meet the strong demand for our products. In addition, we have begun the process of removing material from our new Enhance product line.

While the improvements are modest to date, I am pleased that the path forward to our original design has begun. This will provide us additional throughput as well as a modest cost reduction in the near-term.

Trex Residential gross margin improved 170 basis points sequentially in the third quarter, reflecting improved production performance as well as cost savings and higher capacity utilization.

Thanks to the combination of strong growth in residential product sales, manufacturing efficiencies and cost management, we were able to achieve significant operating leverage in the third quarter, driving a 44% year-on-year increase in consolidated diluted EPS.

Net sales contribution from commercial products was below our expectations in part due to market conditions and in part due to the uneven nature of that business as some large customer orders were pushed out into future quarters.

We saw a gross margin improvement both sequentially and year-over-year, reflective of our strategic shift to add more semi-custom products to the portfolio and exiting an unprofitable product line. We continue to see benefits from this acquisition, which has added significant engineering capabilities.

Also, we are pleased that the newly launched Ascent Windscreen System by Trex commercial products captured top honors in the 2019 Glass Magazine Awards. The innovative glass windscreen was chosen by voters as the year’s Best Product Hardware or System.

Trex Transcend continues to be in high demand and is recognized for its unparalleled quality and aesthetics. It is the brand of choice for top remodeler professionals and earned a spot on the professional remodeler’s list of top 100 products for 2019. This recognition reinforces Trex position as the go-to decking brand for trade professionals.

Trex Enhance Basics and Naturals have exceeded our expectations and have expanded our addressable markets, thanks to its appeal to consumers, who previously have not considered composites. While accurate third-party market data is not available, we are confident that the level of sales growth that Trex continues to achieve is a clear indication that there is an accelerated conversion of our products from wood.

In order to keep pace with demand, we have a multi-year capacity expansion program underway that will increase our capacity by at least 70% in 2021 and bring further manufacturing efficiencies to our production operations.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

In the third quarter, we installed two additional lines in our Fernley facility. And three lines will begin ramping up in the second quarter of 2020. One additional production line will be an operation in the Winchester facility in the fourth quarter of 2019 and the new building being constructed in Winchester will start ramping up production by early 2021 at the latest. All of this speaks to the confidence we have in the consumer demand for Trex products and our ability to capture greater share of the wood market in 2020 and beyond.

Now, I’d like to turn the call over to our CFO, Bryan Fairbanks, for the third quarter financial review. Bryan?

Bryan Fairbanks

Thank you, Jim. Good evening, everyone. Consolidated net sales for the quarter increased 17% year-over-year to $195 million. While growth was robust, consolidated performance was below our expectations for two reasons.

First, we had lower than expected contribution from Trex Commercial Products due to customers pushing out orders to future quarters and at Trex Residential, delayed shipment of completed orders pushed shipments into the first week of October.

Trex Residential Products net sales increased 24% year-over-year to $183 million. This performance was driven by continued strong demand for our decking products and due to constrained supply earlier in the year.

Trex Commercial Products contributed $12 million to consolidated net sales in the third quarter compared to $19 million in the year ago quarter, mainly due to fewer large projects and to several projects planned for the third quarter being shifted to future quarters.

Adjusted gross margin expanded 200 basis points to 42.4%. Trex Residential gross margin expanded 110 basis points to 43.4%. However, please keep in mind that net sales and gross margin in the comparable quarter last year were negatively impacted by a $6 million charge related to expanded product stocking positions in residential sales channels. Sequentially, Trex Residential gross margin expanded 170 basis points as startup costs are behind us.

We continue to absorb increased material costs, presently needed to maintain a higher throughput levels for our Enhance products. While we have begun to reduce material from the product to generate increased throughput and reduced costs, we expect this will continue over the next 12 to 18 months.

Commercial Products gross margin expanded 60 basis points year-over-year to 26.5% as the adverse impact of legacy products rolled off and benefits related to improved project management were realized.

SG&A was $27 million compared to $28 million reported in the third quarter of 2018. As a percentage of net sales, SG&A was 14.1%. The year-over-year decrease was related to personnel related expenses. Our third quarter tax rate was 24.7% compared to 25% in the year ago quarter.

Net income was $42 million, or $0.72 per diluted share, increasing 42% and 44% respectively from the comparable quarter last year. Adjusted for last year’s $6 million charge, earnings per share increased 26%.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

To briefly sum up our performance year-to-date, we reported a 7% increase in consolidated net sales to $581 million. Trex Residential Products sales were up 10% to $542 million and consolidated net income amounted to $109 million or $1.86 per diluted share.

Our year-to-date operating cash flows were $99 million. Our capital expenditures were $37 million compared to $22 million in the year ago period mainly due to our investments in improved throughput and spending related to our announced capacity expansion.

This quarter, we repurchased approximately 125,000 shares of our outstanding common stock under our stock repurchase program for a total outlay of approximately $10 million. Under the program to date, we’ve repurchased approximately 835,000 shares. We have approximately 5 million shares available for repurchase left under our program.

For financial modeling purposes, please note the following items. We reaffirmed our expectations for second half 2019 consolidated incremental gross margin of approximately 45%. We’ve revised our full year capital expenditure guidance from $65 million to $70 million compared to our prior estimate of $75 million to $80 million. The decrease is due to timing of actual cash payments related to our capacity expansion project.

Now, I will turn the call back to Jim for his closing remarks.

Jim Cline

Thank you. Bryan. Market conditions continue to be positive for Trex. The strong demand for the Residential Product lineup and expanding addressable market positions Trex for strong double-digit growth in 2020.

Trex continues to benefit from key competitive advantages. We are the leading brand in our industry and the clear market leader with approximately 50% share of composites. We have the best distribution and dealer network in the business and are a bestseller at the major home improvement retailers.

Traffic to our websites continues to expand nicely and we are making ongoing investments in tools that guide the consumer through the entire deck design and building process. In addition to the sustainability appeal of our products, the fact that 95% of our input materials are derived from recycled material is a major cost advantage.

We have a track record of driving gross margin expansion and expect to continue to drive improvement in that regard in the upcoming quarters. Taken together, these attributes underpin our confidence heading into 2020.

2019 has been a challenging year. I would like to thank our channel partners for their hard work and continued support in 2019. Their effort and support are greatly appreciated and have positioned our collective businesses well for strong growth in 2020 and beyond.

In the near term, we expect this year’s fourth quarter to be another period of double-digit sales growth with consolidated net sales of approximately $160 million and a modest, sequential expansion in gross margin.

This will be driven by expanded residential sales due to the delayed shipments from September and continued strong consumer demand in the fourth quarter. This will be partially offset by lower sales for residential products sold under our early buy program, compared to December of last year.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

In December of 2018, early buy demand was quite strong as distributors and dealers placed orders in advance of an announced price increase on certain products. We expect sales from December for the early buy to move into the first quarter of 2020.

Commercial sales will be down year-over-year due to customer delays and softer demand similar to the third quarter. During the fourth quarter, we will experience downtime in both Virginia and Nevada to enable certain infrastructure modifications related to our expansion project. This planned down time will reduce throughput and will pressure margin during the fourth quarter. This has been included in the sales and incremental margin guidance which Bryan provided.

Operator, I’d now like to open the call up for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press “*” then “2.” At this time we will pause momentarily to assemble our roster.

And our first question will come from John Baugh of Stifel. Please go ahead.

John Baugh

Thank you. Good evening. Few questions to lead-off here. One, is there any color, Jim, you could provide may be year-to-date on how Transcend has performed in units and pricing and I fully recognize and feel free to throw it in there if you want. The December shipments probably should be in 2019 in that kind of calculation.

Jim Cline

Yes John, there was a significant amount of Transcend sales that were shipped in the fourth quarter 2018 to avoid the price increase that I mentioned earlier. We have seen a small amount of cannibalization on that product, but quite frankly, it’s a little bit early to tell because the availability of our product in the marketplace suffered due to our ability to produce our entire product offering. As we were trying to get a full representation of our product across all channels, we struggled to get the mix right on the products. So I would say at this point we believe it’s going to be approximately what we had anticipated. And further than that, I don’t think I can give you further guidance.

John Baugh

Okay. And then maybe a clarification on all these line additions. So you added two lines in Fernley, and then you expect to add an additional line in Winchester here in Q4 and then there is three more lines coming on in Q2 ‘20, I assume those would be at Fernley.

Jim Cline

That’s correct. Those three additional lines will be at Fernley and we’ll start ramping those up in the second quarter of 2020. The one new line is the one in Winchester. We found a way to take a line and insert it into our existing facility. Really had to shoehorn it in, but we were able to get it in, it will not be as strong from a performance standpoint as a full line, but it will give us additional throughput that I know our business partners will appreciate.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

John Baugh

Okay. And then lastly, and I’ll defer to others, but anything distributor meeting, anything that we should look for that’s new in 2020 versus 2019 or we did enough this past year and it’s steady as it goes?

Jim Cline

There were very few new products. They are primarily in a railing category, but nothing of significance in the decking side of the business.

John Baugh

Anything with distribution changes?

Jim Cline

No distribution changes of any significance. We did have a minor change in distribution out in the Denver market. Where an existing distributor, we modified that relationship and moved to another existing distributor. But that’s the only change for Trex. Competitors did have a couple of changes that took place. And I think the word is out publicly that Fiberon picked up a West Coast distributor by the name of OrePac.

John Baugh

Got it. Great. Thanks. Appreciate it.

Jim Cline

You bet.

Operator

And the next question will come from Ryan Merkel of William Blair. Please go ahead.

Ryan Merkel

Hey, thanks. A couple of questions. First off on the Enhance line, how close are you to fully satisfying channel demand and when do you expect to be fully caught up?

Jim Cline

I would say in the month of November we will be caught up with channel demand. We made significant progress in September; we will make a lot more in October. And I would guess we’re going to be very close to having the inventory in place that would be a normalized inventory sometime late October, early November.

Bill Gupp

November tends to be the low point for distributor inventory over the course of the year. So we’ll be actively shipping and with our present plans we expect they get back roughly in line with their normalized inventory for the end of November.

Ryan Merkel

Got it. Good to hear. Okay, and then next, any chance you can quantify to push sales in the quarter for both commercial and residential?

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Jim Cline

Yes, so compared to our guidance that we provided of 205 [million] to 210 million shares, we look at last year the amount of shipments that we had available to ship versus what we had last year available to ship, it increased by about $7 million. The remainder of that would be related to the commercial division.

Ryan Merkel

Okay. And then just lastly, in SG&A 14.1% is a big improvement year-over-year. What drove this and is it sustainable?

Bryan Fairbanks

A much higher demand in the third quarter than we would normally see because of the deferred demand and the lower inventories that were in the channel leading into the second quarter. So seasonally speaking it was a much larger quarter than what you would normally have and that really drove it from a percentage perspective.

Ryan Merkel

Got it. I’ll pass it on. Thanks.

Operator

The next question will come from Kurt Yinger of DA Davidson. Please go ahead.

Kurt Yinger

Yes, great. Good afternoon Jim and Bryan. Thanks for taking my questions. First of all, this year has been a bit abnormal, as far as the quarterly sales cadence. If we look back in the last couple of years, call it 55% to 60% of revenue has come in the first half. Is there any reason to think that would be different in 2020 or should we expect, a typical quarterly cadence?

Jim Cline

I would expect as we look out into next year, you get back to more of a typical cadence. What can change that is the timing of the busy part of the season kicking off. Sometimes that could be the end of March, sometimes it’s the second week of April. You don’t know until you actually get out into that timeframe, but it can move the sales from quarter-to-quarter. But I would expect that you’ll see much more normalized type seasonality to our revenue next year versus what you saw this year.

Kurt Yinger

Okay, that’s helpful. And then I appreciate the timeline for the additional capacity, maybe could you provide a little bit of thought around how you are thinking about potential costs associated with additional training, or labor or lower fixed costs absorption, or anything like that?

Bryan Fairbanks

Yes, I think we’ve discussed in prior calls, we will have some headwinds as we bring labor on before the lines are actually ramped up. We will need to train those individuals, we will need to have maintenance staffing on hand, so there will be some headwinds to bringing that labor on before it’s absolutely necessary for production. Offsetting that, as we move back into next year, we’ve taken a bit of a pause on our cost saving project programs this year. Mostly as we’ve focused on improving the throughput to get more product available for our customers. As we get into next year there’s a number of projects that we see that are available to us that will help to offset those labor headwinds.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Kurt Yinger

Great. Thanks Bryan. And then just lastly, I know residential railing isn’t the top growth priority, but is there anything worth calling out there, as far as, opportunities to maybe accelerate growth or perhaps increase the attach rate with your decking sales?

Bryan Fairbanks

We continue to have good cooperation with our commercial division and using their engineering expertise to allow us to come to market rapidly with new railing profiles that our marketing team has desired for some time. We’ve got a total of three product lines that have now been launched using the engineering capability of our commercial division and then commercializing it within residential. So we see additional opportunity to be able to fill areas of the market that were not hitting today with our existing product lines.

Kurt Yinger

Great. Thank you very much. I’ll turn it over.

Operator

Our next question will come from Matt McCall of Seaport Global Securities. Please go ahead.

Matt McCall

Thanks. Good afternoon, guys.

Jim Cline

Good afternoon.

Matt McCall

So maybe, as I move down the list here, we’ve got reduced throughput drag from new lines, you have got some maintenance downtime, increased material costs, total. And then Bryan, I think you just talked about, you’ve delayed some of the cost savings. Is there any way to combine all that and give us an idea of what the impact has been or is expected to be on 2019? And then more importantly, what the opportunity is maybe as some of those pressures subside as you move on to 2020, what could that mean from a gross margin and gross contribution margin perspective?

Bryan Fairbanks

We have not provided guidance out to 2020 as of yet on margin. But as a management team, we are very focused on margin and providing continuous improvement. We recognized those headwinds are out there with the additional capacity that’s coming on. But we also see the opportunities and the cost saving programs that we have and other efficiencies within our plants to be able to improve the margin along the way.

Jim Cline

Yes, one thing to remember, Matt, year-over-year, we had a pretty horrific first quarter. The drag on that was primarily startup related and we don’t expect to see a repeat of that kind of drag. So by definition, we’re going to start out a little bit stronger from an operation standpoint.

Matt McCall

Okay. Alright, and I think you quantified the delayed shipments in resi at $7 million, if I heard that correctly. What about the impact of the early buy in Q4, how much…I don’t think you said a number there. What do you think the impact is on a year-over-year basis from the early buy that’s not expected to recur? Did I hear you say that that more of it was going to show up in Q1?

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Bryan Fairbanks

Yes, the portion of the early buy that doesn’t occur in typically December. For example, last year, what we shipped out in December didn’t appear in the first quarter. This year, we’ll go back to a more normal cadence where you have a more normal December for early buy, with the remainder of that product being ordered in January through March.

Matt McCall

And what was the abnormal dollars last year, can you quantify it?

Bryan Fairbanks

We are not going to get down to that level at this time.

Matt McCall

Okay. Last question I had, I thought you said something about exiting an unprofitable product line in commercial. Was there any impact on revenue? Was there any impact on gross margin? Was there any impact on gross margin as you move forward or was it a small deal?

Jim Cline

It’s a smaller piece of the business, but it was quite impactful in an adverse manner over the last two years on their gross profit. It was a fully customized product offering that as we got into it, we determined it was not something that made sense for us. We offered them alternatives, which they believed would be a better approach to the market. So we’re going after that market a little bit different way. The reason that’s probably important is, as you exit a certain strategy and began the new one, you’d love it to be a direct replacement, but it’s not. So there is a portion of that business that will lose for about a year and a half as we start building the new products and putting the new products in their place. So what we saw is a ramping down of demand this year, it’ll be lower demand than what we saw two years ago for this product category, albeit the new product is substantially higher profit than the old is.

Matt McCall

Okay. Alright. Thank you, Jim.

Jim Cline

You bet.

Operator

Our next question will come from Alex Maroccia of Berenberg. Please go ahead.

Alex Maroccia

Hey, good afternoon, guys. Thanks for taking my questions. So the first one is on raw material pricing. Based on some industry data I’ve been reading recently; it looks like recycled polyethylene was up pretty drastically this month. Do you know why this was and how you’re mitigating it for Q4?

Jim Cline

We haven’t experienced price increases in raw polyethylene. We have seen a little bit of an increase in wood fiber that we buy, but as far as it relates to the polyethylene, it’s been flat to slightly down.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Alex Maroccia

Okay, good enough. And then the second one is on the international strategy. It doesn’t look like you’ve spoken about it in the past couple of quarters, but can you just discuss a little bit about the demand you’re seeing there and how you’re starting to shift some of the newer products to those geographies?

Jim Cline

The new products are certainly attractive in some of those international locations, specifically Europe. They like the new products. Right now, we are heavily focused on North America. We are expanding the shipments into Europe in particular, primarily focused on the consumer side of the business as opposed to commercial at this point. As we roll out into the latter part of 2020 and 2021, we’ll start open the door a little bit further at that point and service the entire demand for that. We see that as a really nice growth opportunity. So we see the interest, we see the demand. But at this point, we’re going to focus most of our throughput to support the North American market.

Alex Maroccia

Okay. Got it. Thanks a lot.

Jim Cline

Thanks.

Bryan Fairbanks

Thank you.

Operator

The next question will come from Phil Ng of Jefferies. Please go ahead.

Phil Ng

Hi guys. You mentioned that resi was a little weaker because of delayed shipments. Can you provide a little color what drove that delay? Did it have anything to do with like your production ability?

Jim Cline

Yes, it really was a timing of completions of the order were later in the month. And typically at this time of the year, in the end of September we’re able basically pull those shipments together and get them out. And we ended up having a fairly large amount of orders that had been released that didn’t get on trucks. And it’s nothing more complicated than that. They basically all got out, I would say virtually all of them got out in the first week to 10 days of October.

Phil Ng

Okay. And then you mentioned in the fourth quarter you’re planning to take some downtime. How much is that, does that have any impact on your sales for the fourth quarter? And I think you mentioned that could have an impact on profitability. Is that enough to pressure your gross margins on resi down year-over-year?

Bryan Fairbanks

No. So within our guidance, the guidance implies increased margin. We just wanted people to understand that we have been running our lines hard over the past six months. We talked about running everything in the fourth quarter, which we will do, but we are taking reasonable

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

steps to make sure that we do the appropriate maintenance and do the upgrades required on the lines that we have. I don’t see that as bearing any impact on our sales in the fourth quarter. Just more of a let the market know how we’re going about managing this period of time where we’re running our operations at extremely high utilization levels.

Phil Ng

Got it. It sounds pretty manageable.

Jim Cline

Yes. There are certain plant shutdowns we have to do to be able to support the new production hauls and production lines that are going up. So each plant needs to take several days to shut down, so that they can for example, put new electrical lines across where the new building site will be in Winchester. And as we do that, it just means that we have less production. It’s all included in that sales projection that we provided and the incremental margin numbers that Bryan provided earlier.

Phil Ng

Got it. Okay. And just one last one for me, the commercial business is obviously newer for most of us. You’re lapping some tough comps and some of this business got pushed out. But obviously when we look at some of the macro commercial indicators suggest the market slowing a bit. Just curious how your conversations are shaping up with your customers and when you look out at 2020, do you expect that business to grow year-over-year?

Jim Cline

Yes, I think there’s two things you need to remember, this business as we said all along will be very lumpy. Last year we had two major stadium/arena projects that basically were in high gear. We did not have a repeat of that this year. So that by itself is a drag. With regard to the other question, do we expect to see year-over-year sales expansion? The answer is, yes, but not a dramatic sales expansion.

Phil Ng

Okay. Thank you. Appreciate the color.

Jim Cline

You bet.

Operator

And the next question will come from Keith Hughes of SunTrust. Please go ahead.

Keith Hughes

Thank you. On the gross margin guidance, 45% consolidated in the second half, it is good deal above that in the third and thus implying it to be below the 45% in the fourth. I’m trying to reconcile that with some of your comments on gross margin up year-over-year in residential. I think I’m missing some numbers here. Can you just go to that one more time?

Bryan Fairbanks

So the 45% incremental that’s for the back half of the year. And that’s on a consolidated basis, not just a residential basis.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Keith Hughes

Right, okay. So that would imply that, I assume margins are going to be a good bit lower that in the fourth, so that would assume margins would sequentially move down on a consolidated basis?

Bryan Fairbanks

On an adjusted basis. So you have to adjust for the $6 million that we had in the third quarter of 2018.

Keith Hughes

Okay. So that’s what I was missing. Okay, so that’s adjusted for the $6 million. Okay, that answers that.

As you look at inventory levels you talked about a little bit, but specifically looking at Enhance, do you think you will have the inventory levels of Enhance you want to have by November to get ready for, particularly the first quarter, as distributors start buying for the season?

Jim Cline

Yes, we’ve basically seen an improvement in our ability to supply, in particular for example, when you look at the West Coast as you are aware we are on allocation on the West Coast, there were distributors that did not take the full allocation beginning in the month of September for example. We do see production ramping up at both locations, and we are filling up the gaps in the inventory at distribution. And we think between the inventory we will build and the inventory that they have we should be in good shape for the start of the season.

Keith Hughes

Okay, thank you.

Operator

Our next question will come from Alex Rygiel of B Riley FBR. Please go ahead.

Alex Rygiel

Thank you, Bryan, were there any onetime items that impacted SG&A in the third quarter?

Bryan Fairbanks

No, the only thing that we really had was a little bit lower personnel spending than we had last year, that’s the largest variance of it. We talked earlier about why the percentage is lower than what you would normally see and that’s just purely because of the high nature of the seasonality we had in the third quarter of 2019.

Alex Rygiel

And any chance you could quantify the cost pressure in the third quarter within the residential business?

Bryan Fairbanks

We have not provided guidance on the additional material usage that we’ve had within the product line. We kept it to a higher level including those costs, as well as other opportunities that we’ve been able to offset some of that along the way, but we’ve not gotten into what their exact material cost is or margin impact at this point.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Alex Rygiel

Maybe I can ask the question in a different way. You’ve referenced that you’ll have some cost pressure headwinds until, call it, year-end 2020. How should we think about what your overall pressure is from that standpoint or maybe what your target margin is at that point in time?

Bryan Fairbanks

Well, Jim mentioned, we’ve got the three lines coming on at our Nevada facility. So labor will come on in advance of those lines and we’ll be bringing on labor at our Virginia facility later in the year to support the 2021 lines that are here. I mentioned earlier we are a very margin focused organization. We see opportunities for further cost reduction being able to improve throughput on the lines that we have, so continued focus on margin improvement is what this management team will be going after.

Alex Rygiel

Thank you very much.

Bryan Fairbanks

Thank you.

Operator

Our next question will come from Trey Grooms of Stephens. Please go ahead.

Trey Grooms

Hi, good afternoon.

Jim Cline

Good afternoon, Trey.

Trey Grooms

So just a few left for me here. On SG&A, looking at it going in the 4Q, I usually don’t see much of a change from 3Q to 4Q from an absolute dollar standpoint. Is there any reason that wouldn’t be the case this year as we look in 4Q?

Jim Cline

Generally, that’s probably a good way to look at it. Not a significant difference.

Trey Grooms

Yes, okay. So nothing unusual that will take place this year. And then on the commercial side you had pretty good margins on that business and you mentioned that the top line sales will be down year-over-year in commercial and margins can swing around it seems like quite a bit in the 4Q. Is there any way that we can maybe try to quantify or give us some direction on how we should be thinking about that given the unique situation, where you are having down year-over-year volume or sales in that division?

Jim Cline

Yes, I wouldn’t expect a significant margin difference quarter-over-quarter. I think, it’s in the ballpark of the third. So in the first half of the year we had some pretty significant expenses associated with contracts that were underwater that product line that we exited. And I think we pretty much have all of that behind us now. I think there is one minor contract that was wrapped up in October that will no longer have that kind of drag going forward.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Trey Grooms

Got you, okay. That’s helpful. And then, sticking with commercial, you mentioned that there was some business that was delayed there and at least it doesn’t look like from the guidance that that would pick up in the 4Q. So, is that something that would be pushed into maybe 1Q of next year or, delayed projects, when does that usually come back to you?

Jim Cline

Yes, it’s not a business that you normally see with the Trex because our lead times are usually pretty tight. These actually can be pushed out quarters, not one quarter or two quarter but multiple quarters. Some of these projects have been pushed out longer than six months. So, we’ll pick them up eventually, but we aren’t going to see any of those projects. And some of those projects had work that was planned, that would have been recorded as sales in the fourth quarter, we’re pushing that out also because we don’t expect that they’re going to come back in the hopper until sometime late in the next year.

Trey Grooms

Got it, okay. And then last one from me, and this is maybe a little more high level, but Jim, I know you mentioned today and I think you’ve mentioned in the past, expectation for strong double-digit type growth in 2020. Can you talk about your outlook for the core market, the underlying growth of the composite market as you look into next year? Just trying to pace back and forth from what you guys are expecting in your business versus the market, and where the rest of the growth would come from as far as market share gains and capacity increases.

Jim Cline

Historically, if you go back the last couple of years, we’ve seen mid-to-upper single-digit overall growth in the decking and railing market. Trex has been fortunate, and we have participated at much higher level. If you go back the last four or five years, you’d see the average compound growth is closer to 15%, incremental sales. Last year, we had two competitors that disclosed their growth that was under 10%, and we grew very nicely. In 2019, because we were unable to deliver product, some of those customers should have expanded their sales to something I would guess in low-single digit.

The fact that I mentioned for the first time any guidance on the top-line growth, I think is noteworthy. I think what I said was that we planned to have solid double-digit growth in 2020. The demand we’ve got and what we see is very strong, even though we couldn’t deliver a lot of that demand this year, it is continuing, and we expect that we’ll be able to drive demand through our branding activities. So we’re pretty comfortable that we can drive demand as a lot of other consumer product companies do. And it’s what that branding ability and having a product that is desired in the marketplace as we’ve seen this past year that we believe would continue to see a strong-double digit growth.

Trey Grooms

Alright. Well, thanks a lot for the color. It’s encouraging. Keep up the good work.

Bryan Fairbanks

Thanks.

Jim Cline

Thanks, appreciate it, Trey.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

Operator

Again, if you have a question please press “*” then “1.”

Our next question will come from Yves Bromehead with Exane BNP Paribas. Please go ahead.

Yves Bromehead

Good evening, gentlemen. I have two questions, if I may. The first one, could you give us some more color on your comments regarding material costs, which you said that you expect to come down in the next 12 [months] to 18 months? Just wanted to understand what magnitude we’re talking about and whether or not you can roll this out to your other product line and then the new Enhance products?

Jim Cline

Well, all of our decking products, which is the core of our product offering, are made primarily of two things, waste polyethylene and waste wood fibers. The waste polyethylene over the last several years we have seen a reduction in cost either due to the fact that the underlying market has been going down or we’ve been able to find other sources of waste polyethylene that was cheaper. This past year, that reduction has slowed, and we expect 2020 to again be a very slow reduction, not of significance, a much lower cost reduction on that material.

Wood fiber on the other hand has seen an increase in cost primarily due to the fact that you have to go further to get the quantities that we need, which means transportation becomes a bigger part of the product cost. In aggregate, when you combine all those, it looks to me like our cost structure is basically flat year-over-year.

Yves Bromehead

Yes, the second question is do you have an idea of the addressable markets in Europe, and I’d be interested to understand what is the market share of composite decks versus conventional materials, probably ceramic tiles and wood?

Jim Cline

Yes, Yves. Addressable market size is fairly challenging here in North America. We’ve got some good estimates for it. It gets more complicated as we move into the overseas markets. We believe, at a very high level, about 60% of the market is North America, 40% of it is in overseas marketplaces. All of that being said, there is a large market opportunity for Trex to go after for a very small share of the overall market, albeit a nicely growing one in some of the larger economies with a larger GDP, so something that we’re excited about. As we become the more meaningful share within those markets, we’ll be spending some additional time in studying and understand exactly where our share is against the composite players as well as the conversion opportunity against wood in those marketplaces.

Yves Bromehead

Great. Thank you very much for your answers.

Jim Cline

Thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Jim Cline for any closing remarks. Please go ahead.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern

CONCLUSION

Jim Cline

Again, I’d like to thank everyone for their interest in Trex. We look forward to upcoming conferences to spend more time getting into a little bit more detail related to our company and encourage anyone interested to follow our website for those conferences. Have a good evening. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company

Monday, October 28, 2019, 5:00 PM Eastern